                                                                  EXHIBIT 3(i).1

                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                            EVOLVING SYSTEMS, INC.


     Evolving Systems, Inc., a Delaware corporation (the "Corporation"), hereby certifies as follows:

     1.  The name of the Corporation is Evolving Systems, Inc.

     2. The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of Delaware was January 10, 1996.

     3. The Amended and Restated Certificate of Incorporation attached hereto as Exhibit A was duly adopted in accordance with the provisions of Sections 141, 228, 242 and 245 of the Delaware General Corporation Law.

     IN WITNESS WHEREOF, the Corporation has executed this certificate on the 29th day of May, 1996.

                                           EVOLVING SYSTEMS, INC.


                                              /s/ Larry S. Schwartz
                                           By:---------------------------------
                                              Larry S. Schwartz
                                              Vice President, Legal Services and
                                                Secretary

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                            EVOLVING SYSTEMS, INC.

                                      I.

          The name of this corporation is Evolving Systems, Inc.

                                      II.

          The address of the registered office of the Corporation in the State of Delaware is:

                              The Corporation Trust Company
                              1209 Orange Street
                              Wilmington, DE 19801
                              County of New Castle

          The name of the Corporation's registered agent at such address is The Corporation Trust Company.

                                     III.

          The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                      IV.
          This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares the corporation is authorized to issue is Eleven Million Five Hundred Eight Thousand One Hundred Sixty (11,508,160) shares, (i) Ten Million (10,000,000) shares of which shall be Common Stock (the "Common Stock") and (ii) One Million Five Hundred Eight Thousand One Hundred Sixty (1,508,160) shares of which shall be Preferred Stock (the "Preferred Stock"). The Common Stock and the Preferred Stock shall have a par value of one-tenth of one cent ($.001) per share.

          The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of such stock then outstanding) by the affirmative vote of the holders of a majority of the voting stock of the Corporation.

          PREFERRED STOCK. The Preferred Stock may be issued from time to time in one or more series.

     A. DESIGNATION OF SERIES A PREFERRED. Eight Thousand One Hundred Sixty (8,160) of the shares of Preferred Stock are designated as Series A Preferred Stock (the "Series A Preferred") with the rights preferences, privileges and restrictions specified herein.

                                      1.

               1. DIVIDEND RIGHTS. Holders of Series A Preferred shall be entitled to receive cash dividends when, as and if declared by the Board of Directors, but only out of funds that are legally available therefor.

               2. VOTING RIGHTS. The holder of each share of Series A Preferred shall have the right to vote one vote for each share of Common Stock into which such share of Series A Preferred could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws, and shall be entitled to vote, together with holders of Common Stock, upon such matters and in such manner as may be provided by law.

               3. LIQUIDATION RIGHTS. Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any other stock of the Corporation, the holders of Series A Preferred shall be entitled to be paid out of the assets of the Corporation an amount per share equal to Six Thousand Two Hundred Fifty ($6,250). If the assets and funds thus distributed to the holders of the Series A Preferred shall be insufficient to permit payment to such holders of the full aforesaid preferential amounts, then the entire assets of the Corporation legally available for distribution shall be distributed pro rata to the holders of the Series A Preferred based on the relative preferential amounts of the shares of the Series A Preferred then held by them.

          After the payment of the full liquidation preference of the Preferred Stock as set forth in Section A(3) above, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Preferred Stock and Common Stock (on an as-converted basis).

          An Acquisition or an Asset Transfer, as defined below, shall be considered a liquidation for purposes of this section.

               4. CONVERSION TO COMMON STOCK. The holders of the Series A Preferred shall have the following rights with respect to the conversion of the Series A Preferred into shares of Common Stock:

                    A. OPTIONAL CONVERSION. Subject to and in compliance with the provisions of this Section A(4), any shares of Series A Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series A Conversion Rate" then in effect (determined as provided in Section A(4)(b)) by the number of shares of Series A Preferred being converted.

                    B. SERIES A PREFERRED CONVERSION RATE. The conversion rate in effect at any time for conversion of the Series A Preferred (the "Series A Conversion Rate") shall be the quotient obtained by dividing the "Original Issue Price" of the Series A Preferred plus any

                                      2.

declared and unpaid dividends thereon, by the "Series A Conversion Price," calculated as provided in Section A(4)(c)). The Original Issue Price of the Series A Preferred shall be Six Thousand Two Hundred Fifty Dollars ($6,250) (as adjusted for any stock combinations or splits with respect to the Series A Preferred shares).

               C. CONVERSION PRICE. The conversion price for the Series A Preferred initially shall be Twelve Dollars Fifty Cents ($12.50) (the "Series A Conversion Price"). Such initial Series A Conversion Price shall be adjusted from time to time in accordance with this Section A(4). All references to the Series A Conversion Price herein shall mean the Series A Conversion Price as so adjusted.

               D. MECHANICS OF CONVERSION. Each holder of Series A Preferred who desires to convert the same into shares of Common Stock pursuant to this Section A(4) shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series A Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series A Preferred being converted. Thereupon, the Corporation promptly shall issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and promptly shall pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the fair market value of the Common Stock determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Series A Preferred being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

               E. ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Corporation shall at any time or from time to time after the date the first share of Series A Preferred is issued (the "Series A Original Issue Date") effect a subdivision of the outstanding Common Stock, the Series A Conversion Price in effect immediately before such subdivision shall be decreased proportionately. Conversely, if the Corporation shall at any time or from time to time after the Series A Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares, the Series A Conversion Price in effect immediately before such combination shall be increased proportionately. Any adjustment under this Section A(4)(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

               F. ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND DISTRIBUTIONS. If the Corporation at any time or from time to time after the Series A Original Issue Date makes or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series A Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by

                                      3.

multiplying the Series A Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price shall be adjusted pursuant to this Section A(4)(f) to reflect the actual payment of such dividend or distribution.

               G. ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. If the Corporation at any time or from time to time after the Series A Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, in each such event provision shall be made so that the holders of the Series A Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Corporation they would have received had their Series A Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section A(4) with respect to the rights of the holders of the Series A Preferred or with respect to such other securities by their terms.

               H. ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the Series A Original Issue Date, the Common Stock issuable upon the conversion of the Series A Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section A(4)), in any such event each holder of Series A Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

               I. REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at any time or from time to time after the Series A Original Issue Date, there is a capital reorganization of the Common Stock (other than an Acquisition or Asset Transfer or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section A(4)), as a part of such capital reorganization, provision

                                      4.

shall be made so that the holders of the Series A Preferred thereafter shall be entitled to receive upon conversion of the Series A Preferred the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section A(4) with respect to the rights of the holders of Series A Preferred after the capital reorganization to the end that the provisions of this Section A(4) (including adjustment of the Series A Conversion Price, as applicable, then in effect and the number of shares issuable upon conversion of the Series A Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

          "Acquisition" shall mean any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the voting power of the surviving corporation or other entity or person immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions in which in excess of fifty percent (50%) of the Corporation's voting power is transferred; or

          "Asset Transfer" shall mean a sale, lease or other disposition of all or substantially all of the assets of the Corporation.

               J. NOTICES OF RECORD DATE. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, or any Asset Transfer, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series A Preferred at least twenty (20) days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

               K.   AUTOMATIC CONVERSION.

                                      5.

                    (1) Each share of Series A Preferred automatically shall be converted into shares of Common Stock, based on the then-effective Series A Conversion Rate, immediately prior to the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which the per share price to the public is at least Fifteen Dollars ($15.00) (as adjusted for stock splits, recapitalizations and the like), and the gross cash proceeds to the Corporation (before underwriting discounts, commissions and fees) are at least Ten Million Dollars ($10,000,000). Upon any such conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section A(1).

                    (2)  Upon the occurrence of an event specified in paragraph
(a) above, the outstanding shares of Series A Preferred, as applicable, shall be converted without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred, as applicable, either are delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such conversion of the Series A Preferred, the holders of Series A Preferred shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred surrendered were convertible on the date on which such conversion occurred, and the Corporation promptly shall pay in cash or, at the option of the Corporation, Common Stock (at the fair market value of the Common Stock determined by the Board as of the date of such conversion), or both, together with all declared and unpaid dividends on the shares of such Series A Preferred being converted, to and including the date of such conversion.

                    L. FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board) on the date of conversion.

                    M. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred. If at any time the

                                      6.

number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                    N. NOTICES. Any notice required by the provisions of this Section A shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

                    O. PAYMENT OF TAXES. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred so converted were registered.

                    P. NO DILUTION OR IMPAIRMENT. The Corporation shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred against dilution or other impairment.

               5. NO REISSUANCE OF PREFERRED STOCK. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

                    A. COMMON STOCK. Except as provided otherwise herein or in the Bylaws, the holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any shareholder's meeting in accordance with the Bylaws.

                    B. DESIGNATION OF NON-VOTING COMMON STOCK; AUTOMATIC CONVERSION. Two Million Four Hundred Twenty Thousand (2,420,000) shares of the Common Stock are designated as Non-Voting Common Stock (the "Non-Voting Common") which, except as may be otherwise required by law, shall be non-voting stock. Each share of Non-Voting Common shall be converted into one share of Common Stock of the Corporation upon the occurrence of the following events: (i) immediately prior to the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Exchange Act

                                      7.

of 1934, as amended, covering the offer and sale of Common Stock for the account of the Corporation, (ii) upon a merger of the Corporation, unless the Corporation's stockholders of record as constituted immediately prior to such merger will, immediately after such merger hold at least 50% of the voting power of the surviving entity, and (iii) upon the sale of all or substantially all the assets of the Corporation.

                                      V.

     A. A Director of the corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     B. Any repeal or modification of this Article VI or Section 42 of the Bylaws shall be prospective and shall not affect the rights under this Article VI or Section 42 of the Bylaws in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

                                      VI.

       For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its Directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

     A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.

     B. The Board of Directors may from time to time make, amend, supplement or repeal the Bylaws; provided, however, that the stockholders may change or repeal any Bylaw adopted by the Board of Directors by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the Common Stock, excluding the outstanding shares of the Non-Voting Common, if any, and Series A Preferred voting together as a single class on an as converted basis; and, provided further, that no amendment or supplement to the Bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement thus adopted by the stockholders.

     C. The Directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

                                      8.

          The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right.

                                      9.

                           CERTIFICATE OF AMENDMENT
                          OF THE AMENDED AND RESTATED
                        CERTIFICATE OF INCORPORATION OF
                            EVOLVING SYSTEMS, INC.

     Evolving Systems, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies as follows:

     FIRST:  The name of the Corporation is Evolving Systems, Inc.

     SECOND: The first paragraph of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

          This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares the Corporation is authorized to issue is thirty-one million five hundred eight thousand one hundred sixty (31,508,160) shares, (i) thirty million (30,000,000) shares of which shall be Common Stock (the "Common Stock") and (ii) one million five hundred eight thousand one hundred sixty (1,508,160) shares of which shall be Preferred Stock (the "Preferred Stock"). The Common Stock and the Preferred Stock shall have a par value of one-tenth of one cent ($.001) per share.

     THIRD: The first sentence of Section 5(b) of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

          Seven million two hundred sixty thousand (7,260,000) shares of the Common Stock are designated as Non-Voting Common Stock (the "Non-Voting Common"), which, except as may be otherwise required by law, shall be non-voting stock.

     FOURTH: The foregoing amendments to the Amended and Restated Certificate of Incorporation of the Corporation have been duly adopted by the directors and stockholders of the Corporation in accordance with the provisions of Sections 141, 228 and 242 of the General Corporation Law of the State of Delaware, and notice of such adoption has been provided in accordance with said Section 228.

                                      1.

     IN WITNESS WHEREOF, the Corporation has executed this Certificate of Amendment on the 7th day of November, 1996.

                         EVOLVING SYSTEMS, INC.



                         By: /s/ Larry Schwartz
                             -------------------------------
                             Name:  Larry Schwartz
                             Title: Vice President of Legal Services, Secretary

                                      2.

                           CERTIFICATE OF AMENDMENT
                          OF THE AMENDED AND RESTATED
                       CERTIFICATE OF INCORPORATION OF
                            EVOLVING SYSTEMS, INC.


     Evolving Systems, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies as follows:

     FIRST: The name of the Corporation is Evolving Systems, Inc.

     SECOND: The first sentence of Section 5(b) of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

          Nine million eight hundred and sixty thousand (9,860,000) shares of the Common Stock are designated as Non-Voting Common Stock (the "Non-Voting Common"), which, except as may be otherwise required by law, shall be non-voting stock.

     THIRD: The foregoing amendments to the Amended and Restated Certificate of Incorporation of the Corporation have been duly adopted by the directors and stockholders of the Corporation in accordance with the provisions of Sections 141, 228 and 242 of the General Corporation Law of the State of Delaware, and notice of such adoption has been provided in accordance with said Section 228.

     IN WITNESS WHEREOF, the Corporation has executed this Certificate of Amendment on the 30th day of January, 1997.

                                             EVOLVING SYSTEMS, INC.

                                             By: /s/ Larry Schwartz
                                                 -------------------------------
                                                   Name: Larry Schwartz
                                                   Title: V.P. of Legal Services